Exhibit 99.1

Orthofix International N.V. 3451 Plano Parkway Lewisville, TX 75056 USA Tel 214 937 2000 Orthofix.com

News Release

CONTACT:

Mark Quick

Investor Relations

Tel 214 937 2924

markquick@orthofix.com

Orthofix Announces Appointment of Luke T. Faulstick to Board of Directors

Kathleen Regan to Retire from Board

LEWISVILLE, TX. – September 22, 2014 – Orthofix International N.V., (NASDAQ:OFIX), a diversified, global medical device company focused on improving patients’ lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide, announced today that Luke T. Faulstick has been named to its Board of Directors. Faulstick is co-owner, President and Chief Executive Officer of Power Partners Inc. and formerly the Executive Vice President and Chief Operating Officer of DJO Global. Faulstick has over 25 years experience as a manufacturing executive and is a recognized expert on Lean Manufacturing and work culture.

Separately, Kathleen Regan has informed the Board that, in connection with her recent appointment as the future Executive Vice President and Chief Operating Officer of The Commonwealth Fund, she is retiring as a director effective November 3, 2014.

Ron Matricaria, Chairman of the Board, said, “We are pleased to appoint Luke to the Orthofix Board of Directors and our Audit and Finance Committee, and we look forward to his contributions. He has an extensive background in medical device manufacturing and operations that we feel will benefit Orthofix as we continue to improve our processes and infrastructure. Luke’s appointment further strengthens the depth of our Board, and he represents the fifth new director appointed to the Board in the past 18 months. Additionally, we would like to thank Kathy for her exemplary service, especially for her leadership as Interim Chair in a very important and critical time for the Company. We wish her great success in her new endeavors.”

Faulstick previously held senior operating management roles at Tyco Healthcare, Graphic Controls, Mitsubishi Consumer Electronics and Eastman Kodak. Under his leadership, DJO Global’s operations teams and manufacturing plants won numerous awards including the Shingo Prize for Operational Excellence, Industry Week’s Best Plants, and the Association of Manufacturing Excellence Operational Excellence Award.

Faulstick received a Bachelor of Science Degree in Engineering from Michigan State University and a Master of Science Degree in Engineering from Rochester Institute of Technology. He previously served on the boards of Alphatec Spine and Microdental, as well as Chairman of the Board of the Association of Manufacturing Excellence. Currently he is a member of the Rady Children’s Hospital Foundation Board of Trustees and a Certified Board of Director through the UCLA Anderson School of Business.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients’ lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, TX, the company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the company’s sales representatives, distributors and subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.